SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of August 12, 2026.

BETWEEN

ALSET AI VENTURES INC., a corporation existing under the laws of British Columbia (the "**Shareholder**" or "**Alset**")

-AND-

FINGERMOTION, INC., a corporation existing under the laws of the State of Delaware **(**the **"Purchaser"** or **"FingerMotion");**

-AND-

LYKEN AI COMPUTING INC., a corporation existing under the laws of British Columbia, incorporation number BC1429821 **(**the **"Company"** or **"Lyken")**

WHEREAS:

A. Alset is the sole registered and beneficial owner of all 1,000,000 issued and outstanding common shares without par value in the capital of the Company, representing 100% of the issued and outstanding shares of the Company, as set out in Schedule "A";

B. Alset wishes to sell, transfer and assign, and FingerMotion wishes to purchase, 99,000 common shares of the Company, representing 9.9% of the 1,000,000 common shares issued and outstanding immediately before the Closing, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the covenants, agreements, representations and warranties set out below, the Parties covenant and agree as follows:

1. Interpretation

1.1 Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith or unless otherwise specifically provided:

(a) "**Affiliate**" means any Person that directly or indirectly controls, is controlled by, or is under common control with, a Party. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

(b) "**Agreement**" means this Agreement, including its recitals and schedules, as amended and supplemented;

(c) "**Applicable Law**" or "**Law**" in respect of any Person, property, transaction or event, means all laws, statutes, treaties, regulations, and enforceable judgments, orders and decrees, applicable to that Person, property, transaction or event and, in each case

having the force of law, all applicable official directives, rules, protocols, consents, approvals, authorizations, and orders of any Governmental Body having or purporting to have authority over that Person, property, transaction or event;

(d) "**Business Day**" means any day other than a Saturday, Sunday or any statutory holiday in Vancouver, British Columbia;

(e) "**Charter Documents**" means articles, articles of incorporation, notice of articles, memoranda, bylaws, limited partnership agreements or any other constating document of an entity;

(f) "**Closing**" means the completion of the Transaction in accordance with section 8;

(g) "**Closing Date**" means August 12, 2026,;

(h) "**Closing Time**" means the time set out in subsection 8.1 on the Closing Date;

(i) "**Confidential Information**" means, in relation to a Party:

(i) all information, in whatever form communicated or maintained, that such Party discloses to, or that is gathered for inspection by another Party or any of its Representatives in the course of its review of the Transaction, whether provided before or after the date of this Agreement, that contains or otherwise reflects information concerning the disclosing Party or its businesses, affairs, financial condition, assets, liabilities, operations, prospects or activities;

(ii) all plans, proposals, reports, analyses, notes, studies, forecasts, compilations or other information, in any form, that are based on, contain or reflect any Confidential Information regardless of the identity of the Person preparing the same ("**Notes**"); and

(iii) any matter relating to this Agreement or its terms;

but does not include any information that:

(iv) is at the time of disclosure to the recipient Party or thereafter becomes generally available to the public, other than as a result of a disclosure by the recipient Party or any of its Representatives in breach of this Agreement;

(v) is or was received by the recipient Party on a non-confidential basis from a source other than the disclosing Party or its Representatives if, to the knowledge of the recipient Party, such source is not prohibited from disclosing the information to the recipient Party by a contractual, fiduciary or other legal confidentiality obligation to, the disclosing Party; or

(vi) was known by the recipient Party prior to disclosure in connection with the Transaction and was not subject to any contractual, fiduciary or other legal confidentiality obligation on the part of the recipient Party.

(j) "**NASDAQ**" means the Nasdaq Stock Market;

(k) "**Encumbrance**" means pledges, liens, charges, security interests, title defects, options or adverse claims or encumbrances of any kind or character whatsoever

whether or not registered or registrable or recorded or recordable, and regardless of how created or arising.

(l) "**Governmental Body**" means any national, provincial, state, regional, municipal or local government, governmental department, commission, board, bureau, agency, authority or instrumentality, or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, including all tribunals, commissions, boards, bureaux, arbitrators and arbitration panels, securities regulatory authorities, the TSXV, NASDAQ or stock exchanges and any authority or other Person controlled by any of the foregoing;

(m) "**Hold Period**" means the period beginning on and including the Closing Date and ending at 11:59 p.m. (New York time) on the date that is six months after the Closing Date;

(n) "**including**" means including, without limitation, or including, but not limited to, and does not create or denote a limitation;

(o) "**FingerMotion Shares**" means the number of whole shares of common stock of FingerMotion determined by dividing US$500,000 by the sum of (i) the Reference Price and (ii) US$0.01, with any fractional share rounded down to the nearest whole share;

(p) "**Exempt Transaction**" means a transaction intended by the Parties to be completed in reliance on an exemption from any TSXV approval requirements under applicable TSXV rules and policies;

(q) "**Parties**" means the parties to this Agreement and "**Party**" means any one of them;

(r) "**Person**" means an individual, legal personal representative, corporation, body corporate, firm, partnership (whether general or limited), trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Body;

(s) "**Proceeding**" means any action, claim, demand, lawsuit, assessment, arbitration, judgment, award, decree, order, injunction, prosecution or investigation, or other similar proceeding;

(t) "**Purchase Price**" means the FingerMotion Shares;

(u) "**Purchased Shares**" means 99,000 common shares without par value in the capital of the Company, representing exactly 9.9% of the 1,000,000 common shares issued and outstanding immediately before the Closing, all of which are registered in the name of and beneficially owned by Alset immediately before the Closing, which 9.9% shall remain the ownership percentage for six months subsequent to Closing;

(v) "**Reference Price**" means the Nasdaq Official Closing Price of one share of FingerMotion common stock on the trading day immediately preceding the Closing Date, as published by Nasdaq; if no such price is published for that trading day, the Reference Price shall be the Nasdaq Official Closing Price for the most recent preceding trading day for which such a price was published, in each case subject to proportionate adjustment for any share split, consolidation, stock dividend, reclassification or similar event occurring after that trading day and before the Closing;

(w) "**Regulatory Approvals**" means such approvals and acceptances of Governmental Bodies as may be necessary for the Transaction, including any approval, acceptance or non-objection of the TSXV if required under applicable TSXV rules and policies;

(x) "**Representatives**" means each director, officer, employee, agent, solicitor, accountant, professional advisor and other representative of a Party; and

(y) "**Shareholder Approval**" means any approval of Alset's shareholders required under Applicable Law, if any;

(z) "**Shareholder**" means Alset AI Ventures Inc.;

(aa) "**TSXV**" means the TSX Venture Exchange;

(bb) "**U.S. Securities Act**" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; and

(cc) "**Transaction**" means the sale and purchase of the Purchased Shares, as described in this Agreement.

1.2 Gender, Number and Other Terms

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing gender include all genders, "or" is not exclusive and "including" is not limiting, whether or not non-limiting language (such as "without limitation") is used with reference thereto.

1.3 Headings

The inclusion of headings in this Agreement is for convenience only and shall not affect the construction or interpretation of this Agreement.

1.4 Statutes

Unless otherwise stated, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant to it, with all amendments thereto and in force from time to time, and to any statute or regulations that may be passed which supplement or supersede such statute or such regulations.

1.5 Currency

Except where otherwise expressly provided, all monetary amounts in this Agreement, including amounts denoted by "$", are stated in United States dollars. Any amount expressly identified as "C$" or "CAD" is stated in Canadian dollars.

1.6 Governing Law

This Agreement shall be governed by and construed in accordance with the internal laws of the Province of Ontario and the federal laws of Canada applicable therein without reference to conflicts of law rules. Each Party irrevocably submits to the exclusive jurisdiction of the courts of the Province of Ontario for the purpose of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably waives any objection it may have to the venue of any such suit, action or proceeding in such courts or that such suit, action or proceeding was brought in an inconvenient forum.

1.7 Schedules

The following are the Schedules which are attached to and form part of this Agreement:

Schedule A	-	Shareholder and Purchased Shares
Schedule B	-	Purchaser
Schedule C	-	Representations and Warranties of Alset
Schedule D	-	Representations and Warranties of FingerMotion
Schedule E	-	Representations and Warranties of the Company

1.8 Cross-References

Unless otherwise stated, a reference in this Agreement to a designated article, section, subsection, paragraph or other subdivision or to a schedule is to the designated article, section, subsection, paragraph or other subdivision of, or schedule to, this Agreement.

1.9 References to Whole Agreement

Unless otherwise stated, the words "herein", "hereof", "hereby" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, section, subsection, paragraph or other subdivision or schedule.

2. Purchase and Sale

2.1 Purchase and Sale

Subject to the terms and conditions set forth in this Agreement, on the Closing Date:

(a) Alset shall sell, assign and transfer to FingerMotion, and FingerMotion shall purchase from Alset, all of Alset's right, title and interest in and to the Purchased Shares, free and clear of all Encumbrances;

(b) FingerMotion shall issue and deliver to Alset, in respect of its purchase of the Purchased Shares, the Purchase Price; and

(c) Alset shall deliver the Purchased Shares in duly transferable form, registered as directed by FingerMotion. The transfer of the Purchased Shares shall be executed by way of applicable transfer instruments at the Closing.

2.2 Purchase Price

The Purchase Price shall be the FingerMotion Shares, issuable by FingerMotion to Alset on the Closing Date in book-entry and restricted form through FingerMotion's transfer agent. No cash consideration is payable. No later than 5:00 p.m. (New York time) on the Closing Date, FingerMotion shall deliver to Alset a written calculation showing the Reference Price and the resulting number of FingerMotion Shares. The calculation shall be determined strictly in accordance with the definitions of "Reference Price" and "FingerMotion Shares" and the absence or delay of that calculation notice shall not change the Purchase Price. At the Closing, FingerMotion shall deliver evidence reasonably satisfactory to Alset that the FingerMotion Shares have been ordered to be duly issued and registered in Alset's name, subject only to the Hold Period and restrictions imposed by Applicable Law.

2.3 Six-Month Hold and Resale Cooperation

(a) **Transfer Restriction.** During the Hold Period, Alset shall not, directly or indirectly, offer, sell, contract to sell, pledge, lend, transfer or otherwise dispose of any FingerMotion Shares, or enter into any transaction having a similar economic effect, without FingerMotion's prior written consent. Alset may transfer FingerMotion Shares during the Hold Period to a wholly owned Affiliate if that Affiliate first agrees in writing to be bound by this subsection and Alset remains liable for compliance with it.

(b) **Legends and Stop-Transfer Instructions.** During the Hold Period, the FingerMotion Shares may bear a restrictive legend or book-entry notation, and FingerMotion may maintain stop-transfer instructions, reflecting the contractual restriction in this section and any restrictions required by Applicable Law. The Hold Period is a contractual restriction agreed by the Parties; it does not replace, shorten or override any separate resale restriction imposed by Applicable Law, and its expiry does not by itself establish that the FingerMotion Shares are freely tradeable.

(c) **Resale Cooperation.** FingerMotion shall use commercially reasonable efforts to remain current in its reporting obligations under the United States Securities Exchange Act of 1934 during the Hold Period. Promptly after expiry of the Hold Period, FingerMotion shall, at its own transfer-agent cost, instruct its transfer agent to remove any contractual stop-transfer instruction imposed solely under this section and reasonably cooperate with Alset in connection with any lawful resale or removal of a securities-law legend under Rule 144 or another available exemption, subject to Applicable Law and Alset providing customary representations and any legal opinion reasonably required by FingerMotion or its transfer agent. Nothing in this Agreement requires FingerMotion to register the FingerMotion Shares under the U.S. Securities Act.

2.4 TSXV Compliance

(a) The Parties intend that the Transaction be completed as an Exempt Transaction under applicable TSXV rules and policies. Each Party shall use commercially reasonable efforts to structure, document and complete the Transaction in a manner that is eligible for such exempt treatment, provided that nothing in this Agreement shall require any Party to complete the Transaction in contravention of Applicable Law or TSXV requirements.

(b) If the TSXV determines that any approval, acceptance, filing, notice or other submission is required in connection with the Transaction, the Parties shall cooperate in good faith to obtain such approval or acceptance or make such filing, notice or submission as promptly as practicable. The obligation to complete the Transaction shall remain subject to receipt of any required TSXV approval or acceptance and completion of any required TSXV filings.

3. Representations and Warranties of Alset

The representations and warranties of Alset are set out in Schedule C attached hereto.

4. Representations and Warranties of FingerMotion

The representations and warranties of FingerMotion are set out in Schedule D attached hereto.

5. Representations and Warranties of the Company

The representations and warranties of the Company are set out in Schedule E attached hereto.

6. Pre-closing Matters

6.1 Shareholder's Covenants

Except as otherwise provided in this Agreement or as otherwise agreed in writing by FingerMotion, Alset shall, from the date of this Agreement up to the Closing:

(a) take all such actions, steps and proceedings as are reasonably within its control as may be necessary to ensure that the representations and warranties of Alset in this Agreement are true and correct in all material respects at the Closing and that the conditions of FingerMotion in subsection 7.1 required to be fulfilled by Alset by the Closing are fulfilled at the Closing;

(b) as soon as practicable, make or cause to be made all filings, notices or requests for approval, if any, required to be given or made by Alset to any Governmental Body, including the TSXV, in connection with the consummation of the Transaction by Alset under this Agreement;

(c) send all notices required to be sent by Alset, if any, and use its commercially reasonable efforts to obtain all consents, approvals, releases and waivers required to be obtained by Alset to complete the Transaction; and

(d) Alset shall cooperate with FingerMotion and the Company to complete the Transaction as an Exempt Transaction under applicable TSXV rules and policies, including by providing information reasonably required for any TSXV filing or request for confirmation.

6.2 Purchaser Covenants

Except as otherwise provided in this Agreement or as otherwise agreed in writing by Alset, FingerMotion shall, from the date of this Agreement up to the Closing:

(a) take all such actions, steps and proceedings as are reasonably within its control as may be necessary to ensure that the representations and warranties of FingerMotion in this Agreement are true and correct in all material respects at the Closing and that the conditions of Alset in subsection 7.2 required to be fulfilled by FingerMotion by the Closing are fulfilled at the Closing;

(b) take all such actions as are reasonably within its control to support completion of the Transaction as an Exempt Transaction under applicable TSXV rules and policies;

(c) FingerMotion shall provide information reasonably required from FingerMotion for any TSXV filing, notice, request for approval or request for confirmation relating to the Transaction; and

(d) as soon as practicable, make all filings, notices or requests for approval, if any, required to be given or made by FingerMotion to any Governmental Body, including NASDAQ and the TSXV, in connection with the consummation of the Transaction by FingerMotion under this Agreement.

6.3 Company Covenants

Except as otherwise provided in this Agreement or as otherwise agreed in writing by FingerMotion and Alset, the Company shall, from the date of this Agreement up to the Closing:

(a) take all such actions, steps and proceedings as are reasonably within its control as may be necessary to ensure that the representations and warranties of the Company in this Agreement are true and correct in all material respects at the Closing and that the conditions of FingerMotion in subsection 7.3 required to be fulfilled by the Company by the Closing are fulfilled at the Closing;

(b) as soon as practicable, make all filings, notices or requests for approval, if any, required to be given or made by the Company to any Governmental Body, including the TSXV, in connection with the consummation of the Transaction by the Company under this Agreement;

(c) the Company shall support Alset and FingerMotion in making any TSXV filings, notices or requests for approval or confirmation required in connection with the Transaction; and

(d) not issue, sell, pledge, dispose of or otherwise transfer any shares or other securities of the Company, or enter into any agreement or commitment to do so, except as contemplated by this Agreement or with the prior written consent of FingerMotion and Alset. The Company shall ensure compliance by its directors, officers and agents.

7. Conditions of Closing

7.1 Conditions for the Benefit of the Purchaser

The obligation of FingerMotion to complete the Transaction is subject to the fulfilment of the following conditions:

(a) **Representations and Warranties**. The representations and warranties of Alset and the Company contained in this Agreement (including the Schedules hereto) being true and correct in all material respects on and as of the Closing.

(b) **Covenants**. All of the covenants and obligations of Alset to be performed on or before the Closing pursuant to this Agreement having been performed in all material respects.

(c) **Delivery of Purchased Shares.** Alset shall have delivered the Purchased Shares in the manner provided for in this Agreement.

(d) **No Orders or Proceedings.** No injunction or restraining order or other decision, ruling or order of any Governmental Body being in effect which prohibits, restrains, limits or imposes conditions on, the Transaction and no action or proceeding having been instituted or remaining pending or having been threatened before any such Governmental Body to restrain, prohibit, limit or impose conditions on the Transaction.

(e) **Obtain Consents.** Alset having obtained all consents, approvals and waivers required for the consummation of the Transaction, and the same having been delivered to FingerMotion.

(f) **Regulatory Approvals**. The receipt of the Regulatory Approvals, if any, including any approval, acceptance or non-objection required by the TSXV, and the completion of all TSXV filings, notices or submissions required in connection with the Transaction.

In the event that any of the foregoing conditions are not performed or fulfilled at or before the Closing, or in the event that any such condition is, or becomes, impossible to satisfy prior to the Closing Time, other than as a result of the failure of FingerMotion to comply with its obligations under this Agreement, then FingerMotion may, subject to applicable law, terminate this Agreement by written notice to Alset, in which event neither party shall have any further obligations under this Agreement except for those provisions that expressly survive termination.

7.2 Conditions for the Benefit of Alset

The obligation of Alset to complete the Transaction is subject to the fulfilment of each of the following conditions:

(a) **Representations and Warranties**. The representations and warranties of FingerMotion contained in this Agreement (including the Schedules hereto) being true and correct in all material respects on and as of the Closing.

(b) **Covenants**. All of the covenants and obligations of FingerMotion to be performed or observed on or before the Closing pursuant to this Agreement having been duly performed or observed in all material respects.

(c) **Obtain Consents.** FingerMotion having obtained all consents, approvals and waivers required for the consummation of the Transaction, including any NASDAQ or TSXV approvals, acceptances, notices or filings required to be obtained or made by FingerMotion, and all Regulatory Approvals having been received.

(d) **Delivery of Purchase Price.** FingerMotion shall have delivered the Purchase Price in the manner provided for in this Agreement.

(e) **No Orders or Proceedings.** No injunction or restraining order or other decision, ruling or order of any Governmental Body being in effect which prohibits, restrains, limits or imposes conditions on, the Transaction and no action or proceeding having been instituted or remaining pending or having been threatened before any such Governmental Body to restrain, prohibit, limit or impose conditions on the Transaction.

In the event that any of the foregoing conditions are not performed or fulfilled at or before the Closing, or in the event that any such condition is, or becomes, impossible to satisfy prior to the Closing Time, other than as a result of the failure of Alset to comply with its obligations under this Agreement, then Alset may, subject to applicable law, terminate this Agreement by written notice to FingerMotion, in which event neither party shall have any further obligations under this Agreement except for those provisions that expressly survive termination.

7.3 Conditions for the Benefit of the Company

The obligation of the Company to complete the Transaction is subject to the fulfilment of each of the following conditions:

(a) **Representations and Warranties**. The representations and warranties of Alset and FingerMotion contained in this Agreement (including the Schedules hereto) being true and correct in all material respects on and as of the Closing.

(b) **Covenants**. All of the covenants and obligations of Alset and FingerMotion to be performed or observed on or before the Closing pursuant to this Agreement having been duly performed or observed in all material respects.

(c) **Obtain Consents.** The Company having obtained all consents, approvals and waivers required for the consummation of the Transaction.

(d) **No Orders or Proceedings.** No injunction or restraining order or other decision, ruling or order of any Governmental Body being in effect which prohibits, restrains, limits or imposes conditions on, the Transaction and no action or proceeding having been instituted or remaining pending or having been threatened before any such Governmental Body to restrain, prohibit, limit or impose conditions on the Transaction.

In the event that any of the foregoing conditions are not performed or fulfilled at or before the Closing, or in the event that any such condition is, or becomes, impossible to satisfy prior to the Closing Time, other than as a result of the failure of the Company to comply with its obligations under this Agreement, then the Company may, subject to applicable law, terminate this Agreement by written notice to FingerMotion, in which event neither party shall have any further obligations under this Agreement except for those provisions that expressly survive termination.

8. Closing Transactions

8.1 Time and Place

The Closing shall take place at 9:00 a.m. (Vancouver time), or such other time as the Parties may agree (the "**Closing Time**"), on the Closing Date virtually, subject to satisfaction or waiver of the conditions in this Agreement, including any required TSXV approval or acceptance and completion of required TSXV filings.

8.2 Alset Closing Documents

At the Closing, Alset shall deliver the following to FingerMotion:

(a) a duly executed instrument of transfer for the Purchased Shares and any share certificate, written acknowledgement, surrender instruction or other document reasonably required by the Company to register the transfer;

(b) evidence of Shareholder Approval, if required;

(c) evidence of any TSXV approval, acceptance or non-objection and TSXV filings required to be delivered by Alset; and

(d) all such other assurances, consents, agreements, documents and instruments as may be contemplated by this Agreement or as may be reasonably requested by FingerMotion to complete the Transaction.

8.3 FingerMotion Closing Documents

At the Closing, FingerMotion shall deliver the following to Alset:

(a) the Purchase Price in the manner set out in Section 2.2;

(b) evidence of issuance and delivery of the FingerMotion Shares comprising the Purchase Price;

(c) evidence of any NASDAQ or TSXV approval, acceptance or non-objection and any filings required to be delivered by FingerMotion; and

(d) all such other assurances, consents, agreements, documents and instruments as may be contemplated by this Agreement or as may be reasonably requested by Alset to complete the Transaction.

8.4 Company Closing Documents

At the Closing, the Company shall deliver the following to FingerMotion and Alset:

(a) certified resolutions of the Company's director approving the transfer of the Purchased Shares to FingerMotion, the registration of that transfer and the issuance of the post-Closing written acknowledgements described below;

(b) a certified copy of the Company's central securities register updated as of the Closing to show FingerMotion as the registered owner of 99,000 common shares and Alset as the registered owner of the remaining 901,000 common shares;

(c) a non-transferable written acknowledgement evidencing FingerMotion's ownership of the Purchased Shares and a replacement or updated written acknowledgement evidencing Alset's ownership of the remaining 901,000 common shares;

(d) all such other assurances, consents, agreements, documents and instruments as may be contemplated by this Agreement or as may be reasonably requested by FingerMotion to complete the Transaction.

8.5 Concurrent Delivery

It shall be a condition of the Closing that all matters of payment and the execution and delivery of documents by any Party to the others pursuant to the terms of this Agreement shall be concurrent requirements and that nothing will be complete at the Closing until everything required as a condition precedent to the Closing has been paid, executed and delivered, as the case may be.

8.6 Termination

This Agreement may be terminated on or prior to the Closing Date:

(a) by the mutual written agreement of the Company, Alset and FingerMotion;

(b) by written notice from FingerMotion to Alset as permitted in Section 7.1; or

(c) by written notice from Alset to FingerMotion as permitted in Section 7.2.

9. Confidentiality, Public Disclosure

(a) Each Party that receives Confidential Information, before or after the date of this Agreement, shall treat confidentially and not disclose, and shall cause each of its Representatives to treat confidentially and not disclose, other than as expressly contemplated by this Agreement, any Confidential Information of the disclosing Party.

(b) A Party that receives Confidential Information, before or after the date of this Agreement, may disclose such Confidential Information only to those of its Representatives who need to know such Confidential Information for the purpose of

implementing the Transaction. No Party that receives Confidential Information, before or after the date of this Agreement, shall use, nor permit its Representatives to use, Confidential Information for any other purpose nor in any way that is, directly or indirectly, detrimental to the Party disclosing such confidential information.

(c) No Party shall issue any press release or otherwise make public announcements with respect to this Agreement without the consent of the other Parties (which consent shall not be unreasonably withheld or delayed); provided, however, that the foregoing shall be subject to each Party's overriding obligation to make any disclosure or filing required under Applicable Laws or the rules or policies of the TSXV or NASDAQ, in which case the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing and to revise such press release or announcement to capture such other Party's reasonable comments, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing. The foregoing provision shall not apply to a press release or other disclosure document issued by a Party which contains substantially only such information as is required for such Party to comply with its obligations under Section 5.2 (Early Warning) of National Instrument 62-104 – *Take-Over Bids and Issuer Bids*.

10. Miscellaneous

10.1 Survival

All representations and warranties made by Alset, FingerMotion and the Company shall survive the Closing for a period of twelve (12) months, after which liability with respect to those representations and warranties shall cease; provided that the representations and warranties concerning organization, capacity, authorization, binding effect, title to the Purchased Shares, capitalization of the Company and due issuance of the FingerMotion Shares (the "Fundamental Representations") shall survive the Closing for a period of twenty-four (24) months. No survival period limits liability for fraud or intentional misrepresentation.

10.2 Legal and Other Fees and Expenses

Except as provided in subsection 10.14, each Party shall pay its own legal, accounting and other professional fees and expenses incurred in connection with the negotiation and settlement of this Agreement and completion of the Transaction.

10.3 Notices

All notices, requests, demands or other communications required or permitted to be given by any Party to another pursuant to this Agreement shall be given in writing and delivered by personal service, pre-paid registered mail, facsimile or email, addressed as follows:

To Alset:

701 West Georgia Street, Suite 1420
Vancouver, British Columbia V7Y 1E4
Canada
Attention: Adam Ingrao

Email: the email address most recently designated in writing by Alset

To FingerMotion:

700 S Rosemary Ave
Suite 204
West Palm Beach, Florida 33401
Attention: Jolie Kahn

Email: the email address most recently designated in writing by FingerMotion

To the Company:
701 West Georgia Street, Suite 1420
Vancouver, British Columbia V7Y 1E4
Canada
Attention: Adam Ingrao

Email: the email address most recently designated in writing by the Company

subject to any notice of change of address or fax number given in accordance herewith. Any notice shall be deemed to have been given and received:

(a) if personally delivered, then on the day of personal service to the recipient Party, provided that if such date is a day other than a Business Day such notice shall be deemed to have been given and received on the first Business Day following the date of personal service;

(b) if by pre-paid registered mail, then the first Business Day, after the expiration of five days following the date of mailing; or

(c) if sent by facsimile or email transmission and successfully transmitted prior to noon (Vancouver time) on a Business Day of the recipient Party, then on that Business Day, and if successfully transmitted after noon (Vancouver time) on a Business Day of a recipient Party then on the first Business Day following the date of transmission.

10.4 Further Assurances

Each of the Parties shall execute and deliver such further documents and do such further acts and things as may be reasonably required to carry out the terms of this Agreement.

10.5 Time of the Essence

Time shall be of the essence of this Agreement.

10.6 Brokers' Fees

Each Party acknowledges and agrees that it is not aware of any current or possible future claim for brokerage, agency, finder's fee or commission in connection with the Transaction and that if any such claim should arise through, or under, or by virtue of any action taken by, a Party, such Party shall indemnify and hold harmless the other in respect thereof.

10.7 Entire Agreement

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the Parties and there are no warranties, representations, covenants, obligations or agreements between the Parties except as set forth in this Agreement or as expressly set out in a written document signed by each of the Parties.

10.8 Assignment

This Agreement shall not be assigned by any Party without the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed; provided that a Party may assign this Agreement to a wholly owned Affiliate without consent if the Affiliate agrees in writing to be bound by this Agreement and the assigning Party remains liable for all obligations hereunder.

10.9 Invalidity

Each of the provisions contained in this Agreement is distinct and severable and a determination of illegality, invalidity or unenforceability of any such provision or part hereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof, unless as a result of such determination this Agreement would fail in its essential purposes.

10.10 Waiver and Amendment

Except as expressly provided in this Agreement, no amendment or waiver of it will be binding unless made in writing by the Party to be bound by such amendment or waiver. No waiver of any provision, or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement or a continuing waiver unless otherwise expressly provided.

10.11 Surviving Provisions on Termination

If this Agreement is terminated, section 9 and subsections 1.1, 10.2, 10.3, 10.6, 10.10, 10.11, 10.12 and 10.13, together with any rights arising from a breach occurring before termination, shall survive. The representations and warranties in Schedules C, D and E shall not survive termination, except in the case of fraud or intentional misrepresentation.

10.12 Enurement

This Agreement will enure to the benefit of and will be binding upon the Parties and their respective successors and permitted assigns.

10.13 Counterparts

This Agreement may be signed in counterparts and delivered by email and each such counterpart will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

10.14 Post-Closing Transaction Expenses

Effective as of Closing, FingerMotion shall be responsible for reasonable transfer-agent fees and legal or regulatory filing fees directly attributable to the issuance of the FingerMotion Shares, maintenance and removal of the contractual hold notation, and registration of the transfer of the Purchased Shares. For certainty, FingerMotion does not assume the Company's ordinary-course operating expenses or any expense incurred by Alset or the Company before Closing unless FingerMotion expressly agrees in writing.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

ALSET AI VENTURES INC.

Signed by:
Adam Ingrao
AF659D188B754D7...

Name: Adam Ingrao
Title: Chief Executive Officer

FINGERMOTION, INC.

Signed by:
Jolie Kahn
B710F987CF7341B...

Name: Jolie Kahn
Title: Authorized Signatory

LYKEN AI COMPUTING INC.

Signed by:
Adam Ingrao
AF659D188B754D7...

Name: Adam Ingrao
Title: Director

SCHEDULE A
SHAREHOLDER AND PURCHASED SHARES

Purchased Shares:

SHAREHOLDER	Purchased Shares to Transfer	Consideration
Alset AI Ventures Inc. 701 West Georgia Street, Suite 1420 Vancouver, British Columbia V7Y 1E4 Canada	99,000 common shares without par value (9.9% immediately before Closing). Alset retains 901,000 common shares (90.1%) after Closing.	FingerMotion Shares = US$500,000 ÷ (Reference Price + US$0.01), rounded down to the nearest whole share; subject to the six-month Hold Period.

SCHEDULE B
PURCHASER

Registration Details:

REGISTRATION DETAILS	Purchased Shares to be Transferred	Consideration to be Issued
FingerMotion, Inc. 700 S Rosemary Ave Suite 204 West Palm Beach, Florida 33401	99,000 common shares without par value, representing 9.9% of Lyken immediately before Closing.	FingerMotion Shares determined under the Purchase Price formula and issued in book-entry and restricted form to Alset.

SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF ALSET

Alset represents and warrants to FingerMotion as follows and acknowledges that FingerMotion is relying on the following representations and warranties in entering into this Agreement and completing the Transaction:

(a) **Organization**. Alset is validly incorporated, organized and subsisting in accordance with the laws of its jurisdiction of incorporation and has not taken any steps to dissolve or wind up.

(b) **Capacity**. Alset has full power and capacity to enter into and perform its obligations under this Agreement and any other agreement to be entered into by it pursuant to this Agreement.

(c) **Authorization**. All necessary corporate authorizations for the execution, delivery and performance of this Agreement and any other agreement to be entered into by Alset pursuant to this Agreement in accordance with their terms have been obtained or will be obtained prior to Closing, by Alset.

(d) **Binding Agreement**. The Agreement has been (and, on Closing each other agreement to be entered into by Alset pursuant to this Agreement shall have been) duly and validly executed and delivered by Alset and each of this Agreement and each other agreement to be entered into by Alset pursuant to this Agreement is and shall be the valid and binding obligation of Alset, enforceable against Alset in accordance with its terms.

(e) **Bankruptcy, Insolvency and Reorganization.** Alset is not insolvent within the meaning of Applicable Law and has not made an assignment for the benefit of creditors or a proposal in bankruptcy, initiated compromise, arrangement, winding-up, liquidation or dissolution proceedings, or had a receiver appointed in respect of it or its property or assets. No execution or distress has been levied upon its property or assets.

(f) **Ownership of Purchased Securities.** Alset is the sole registered and beneficial owner of all 1,000,000 issued and outstanding common shares of the Company, including the Purchased Shares, free and clear of all Encumbrances. No agreement, option, warrant or other right is outstanding in favour of any Person to purchase or acquire any Purchased Shares from Alset. Except for transfer restrictions in the Company's Articles, the required director approval to be delivered at Closing, and restrictions imposed by Applicable Law, there is no restriction on the transfer of the Purchased Shares to FingerMotion. Alset has good and valid title and authority to deliver the Purchased Shares free and clear of all Encumbrances.

(g) **No Adverse Implications**. Neither the execution and delivery of this Agreement or any other agreement to be entered into by Alset pursuant to this Agreement nor the completion and performance of the Transaction and obligations contemplated by or contained in this Agreement or such other agreements by Alset will:

(i) give any Person the right to terminate, cancel or amend any contractual or other right of Alset where such termination, cancellation or amendment would have an adverse effect on the Purchased Shares;

(ii) result in the creation of any Encumbrance on the Purchased Shares;

(iii) be contrary to any of the provisions of the Charter Documents of Alset;

(iv) result in any pre-emptive or other third-party right to purchase any of the Purchased Shares or any of the rights of Alset in or to any of the Purchased Shares; or

(v) except for as otherwise required to be obtained pursuant to this Agreement in connection with the Transaction, including any TSXV approval, acceptance, notice or filing, require any consent, approval, authorization or permit of any Governmental Body or other Person, the failure of which to obtain would reasonably be expected to restrain, prohibit, limit or impose conditions on the Transaction or otherwise impede or delay the timely completion of the Transaction.

(h) **Material Non-Public Information**. As at the date hereof, Alset does not have knowledge of a material fact or material change (as such terms are defined in the *Securities Act* (Ontario)) with respect to the Company that has not been generally disclosed (as such term is interpreted for purposes of its use in Canadian securities legislation), excluding any material fact or material change disclosed to Alset and FingerMotion or any Affiliate thereof (whether verbally or in writing) by the Company prior to the date hereof pursuant to exemptions under applicable securities laws.

(i) **Offshore Issuance and Investment Intent.** Alset is not a "U.S. person" as defined in Rule 902(k) of Regulation S under the U.S. Securities Act, is acquiring the FingerMotion Shares for its own account in an offshore transaction and not with a view to a distribution in violation of Applicable Law, and has not engaged in directed selling efforts in the United States in connection with the FingerMotion Shares.

(j) **Restricted Securities.** Alset understands that the FingerMotion Shares have not been registered under the U.S. Securities Act, will be subject to the Hold Period and may also be subject to restrictions under Applicable Law. Alset acknowledges that there is no assurance the FingerMotion Shares will be freely tradeable immediately upon expiry of the Hold Period.

SCHEDULE D
REPRESENTATIONS AND WARRANTIES OF FINGERMOTION

FingerMotion represents and warrants to Alset as follows and acknowledges that Alset is relying on the following representations and warranties in connection with its entrance into the Agreement and the completion of the Transaction:

(a) **Organization**. FingerMotion is validly incorporated, organized and subsisting in accordance with the laws of its jurisdiction of incorporation and its common stock is listed on NASDAQ.

(b) **Capacity**. FingerMotion has full power and capacity to enter into and perform its obligations under this Agreement and any other agreement to be entered into by it pursuant to this Agreement.

(c) **Authorization**. All necessary corporate or other authorizations for the execution, delivery and performance of this Agreement and any other agreement to be entered into by it pursuant to this Agreement in accordance with their terms have been obtained, or will be obtained prior to Closing, by FingerMotion.

(d) **Binding Agreement**. This Agreement has been duly and validly executed and delivered by FingerMotion and is the valid and binding obligation of FingerMotion, enforceable against FingerMotion in accordance with its terms.

(e) **Bankruptcy, Insolvency and Reorganization**. FingerMotion is not insolvent within the meaning of Applicable Law nor has it made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. FingerMotion has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of FingerMotion, nor any of its property or assets and no execution or distress has been levied upon any of its property or assets.

(f) **No Adverse Implications.** Neither the execution and delivery of this Agreement nor the completion and performance of the Transaction and obligations contemplated by or contained in this Agreement by FingerMotion will:

(i) result in a breach or contravention of or default under Applicable Law, NASDAQ rules or TSXV rules and policies, which breach, contravention or default would prevent FingerMotion from entering into and performing its obligations under this Agreement;

(ii) be contrary to any of the provisions of the Charter Documents of FingerMotion, if applicable; or

(iii) require any material consent, approval, authorization or permit of any Governmental Body or other Person, other than any TSXV or NASDAQ approval, acceptance, notice or filing contemplated by this Agreement.

(g) **Canadian Securities Laws**. FingerMotion represents and warrants that: (i) it is an "accredited investor" within the meaning of National Instrument 45-106 - Prospectus Exemptions; (ii) it is acquiring the Purchased Shares for investment purposes and not with a view to resale or distribution in violation of Applicable Law; (iii) it will comply with all applicable Canadian federal and provincial securities laws in connection with the Transaction, including all applicable resale restrictions and hold periods imposed by Applicable Law; (iv) it has been advised to consult, and has consulted, its own legal advisors with respect to the execution, delivery and performance by it of this Agreement and the transactions contemplated herein, including with respect to any requirements of the TSXV applicable to the Transaction; and (v) it understands that the Purchased Shares have not been and will not be registered under any securities legislation and are subject to restrictions on resale under Applicable Law.

(h) **US Securities Laws**. FingerMotion:

(i) is a corporation listed on NASDAQ; and

(ii) will issue the FingerMotion Shares in compliance with applicable United States securities laws and NASDAQ requirements, and the FingerMotion Shares, when issued, will be duly authorized, validly issued, fully paid, non-assessable and listed (or approved for listing) on NASDAQ.

(i) **Issuance of FingerMotion Shares.** When issued and delivered at Closing in accordance with this Agreement, the FingerMotion Shares will be duly authorized, validly issued, fully paid and non-assessable, and Alset will acquire title to them free and clear of Encumbrances created by FingerMotion, subject only to the Hold Period and restrictions imposed by Applicable Law.

(j) **No Other Contractual Hold.** Other than the Hold Period, FingerMotion has not imposed any contractual escrow, lock-up or transfer restriction on the FingerMotion Shares.

SCHEDULE E
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to FingerMotion and Alset as follows and acknowledges that FingerMotion and Alset are relying on the following representations and warranties in connection with their entrance into the Agreement and the completion of the Transaction:

(a) **Organization**. The Company is validly organized and subsisting in accordance with the laws of its jurisdiction of formation.

(b) **Capacity**. The Company has full power and capacity to enter into and perform its obligations under this Agreement and any other agreement to be entered into by it pursuant to this Agreement.

(c) **Authorization**. All necessary corporate authorizations for the execution, delivery and performance of this Agreement and any other agreement to be entered into by the Company pursuant to this Agreement in accordance with their terms have been obtained or will be obtained prior to Closing, by the Company.

(d) **Binding Agreement**. The Agreement has been (and, on Closing each other agreement to be entered into by the Company pursuant to this Agreement shall have been) duly and validly executed and delivered by the Company and each of this Agreement and each other agreement to be entered into by the Company pursuant to this Agreement is and shall be the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(e) **Bankruptcy, Insolvency and Reorganization.** The Company is not insolvent within the meaning of Applicable Law nor has the Company made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. The Company has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Company, nor any of its property or assets and no execution or distress has been levied upon any of its property or assets.

(f) **Outstanding Securities.** The Company is authorized to issue an unlimited number of common shares without par value, of which exactly 1,000,000 are issued and outstanding as of the date of this Agreement. Alset is the sole registered and beneficial owner of all 1,000,000 issued and outstanding common shares. All such shares are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding options, warrants, convertible securities, phantom equity, share appreciation rights or other rights or commitments to acquire or issue any shares or other equity securities of the Company.

(g) **No Adverse Implications.** Neither the execution and delivery of this Agreement or any other agreement to be entered into by the Company pursuant to this Agreement nor the completion and performance of the Transaction and obligations contemplated by or contained in this Agreement or such other agreements by the Company will, with or without notice or lapse of time:

(i) give any Person the right to terminate, cancel or amend any contractual or other right of the Company where such termination, cancellation or amendment would have an adverse effect on the Purchased Shares;

(ii) result in the creation of any Encumbrance on the Purchased Shares;

(iii) be contrary to any of the provisions of the Charter Documents of the Company;

(iv) result in any pre-emptive or other third-party right to purchase any of the Purchased Shares or any of the rights of Alset in or to any of the Purchased Shares; or

(v) except for as otherwise required to be obtained pursuant to this Agreement in connection with the Transaction, including any TSXV approval, acceptance, notice or filing, require any consent, approval, authorization or permit of any Governmental Body or other Person, the failure of which to obtain would reasonably be expected to restrain, prohibit, limit or impose conditions on the Transaction or otherwise impede or delay the timely completion of the Transaction.